Exhibit 99.1

Verso Corporation Reports Third Quarter 2017 Financial Results

MIAMISBURG, Ohio, Nov. 14, 2017 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today reported financial results for the third quarter of 2017, including net sales of $621 million, net income of $4 million, and adjusted EBITDA of $47 million.

Overview
"Verso rebounded significantly in the third quarter, from the second quarter of 2017, as a result of better pricing, increased sales in the growing specialty papers market, less downtime and continuing, aggressive cost reduction initiatives," said Verso Chief Executive Officer, B. Christopher DiSantis. "We significantly improved cash flow and retired a substantial amount of debt while increasing liquidity. Verso moves into the fourth quarter with strong earnings momentum driven by a full order book, no planned downtime and a much leaner administrative cost structure."

Results of Operations – Comparison of Three Months Ended September 30, 2017 to Three Months Ended September 30, 2016

	Predecessor	Successor
	July 1, 2016	July 15, 2016	Three Months
	Through	Through	Ended	Three
	July 14,	September 30,	September 30,	Month
(Dollars in millions)	2016	2016	2017	$ Change
Net sales	$ 97	$ 578	$ 621	$ (54)
Costs and expenses:
Cost of products sold (exclusive of depreciation,
amortization and depletion)	83	559	552	(90)
Depreciation, amortization and depletion	7	24	27	(4)
Selling, general and administrative expenses	8	23	24	(7)
Restructuring charges	-	2	4	2
Other operating (income) expense	-	2	-	(2)
Operating income (loss)	(1)	(32)	14	47
Interest expense	2	8	10	-
Income (loss) before reorganization items, net	(3)	(40)	4	47
Reorganization items, net	(1,302)	-	-	1,302
Income (loss) before income taxes	1,299	(40)	4	(1,255)
Income tax expense	-	-	-	-
Net income (loss)	$ 1,299	$ (40)	$ 4	$ (1,255)

Comments to Results of Operations - Comparison of Three Months Ended September 30, 2017 to Three Months Ended September 30, 2016

  Net sales for the third quarter of 2017 decreased by $54 million compared to the third quarter of 2016. The sales decline was primarily attributable to a decrease in total sales volume due to the general softening of demand for coated papers and our capacity reductions at our Androscoggin Mill, partially offset by a 1% increase in price.
  Gross margin, excluding depreciation, amortization, and depletion expenses, increased from 4.9% of net sales in the third quarter of 2016 to 11.1% in the third quarter of 2017. Gross margin in the third quarter of 2016 was negatively impacted by work-in-process and inventory fair value adjustments associated with fresh-start accounting of $41 million. Without these fresh-start accounting adjustments, gross margin percentage would have been relatively flat quarter over quarter. Gross margin in the third quarter of 2017 was positively impacted by reductions in manufacturing overhead costs, lower maintenance costs, timing of major maintenance activities which were performed more during the third quarter in 2016 versus the second quarter in 2017, capacity reductions at the Androscoggin Mill and increased sales price, offset by lower sales volume, higher freight rates and the effects of taking downtime at our mills.
  Depreciation, amortization and depletion for the third quarter of 2017 was lower than the third quarter of 2016, which was attributable to the capacity reductions at our Androscoggin Mill and reduction in the carrying value of our property, plant and equipment as a result of adopting fresh-start accounting.
  SG&A expense reduction was primarily attributable to cost reduction initiatives implemented across the Company.
  Reorganization items, net for the Predecessor period from July 1, 2016 to July 14, 2016 was a net gain of $1,302 million, primarily attributable to adjustments to reflect the non-cash gain associated with the elimination of debt, offset by the non-cash impact of fresh-start accounting and professional fees directly associated with our Chapter 11 cases.

Results of Operations – Comparison of Nine Months Ended September 30, 2017 to Nine Months Ended September 30, 2016

	Predecessor	Successor
	January 1, 2016	July 15, 2016	Nine Months
	Through	Through	Ended
	July 14,	September 30,	September 30,	Nine Month
(Dollars in millions)	2016	2016	2017	$ Change
Net sales	$ 1,417	$ 578	$ 1,822	$ (173)
Costs and expenses:
Cost of products sold (exclusive of depreciation,
amortization and depletion)	1,249	559	1,683	(125)
Depreciation, amortization and depletion	100	24	87	(37)
Selling, general and administrative expenses	95	23	81	(37)
Restructuring charges	151	2	8	(145)
Other operating (income) expense	(57)	2	-	55
Operating income (loss)	(121)	(32)	(37)	116
Interest expense	39	8	29	(18)
Income (loss) before reorganization items, net	(160)	(40)	(66)	134
Reorganization items, net	(1,338)	-	-	1,338
Income (loss) before income taxes	1,178	(40)	(66)	(1,204)
Income tax expense	-	-	-	-
Net income (loss)	$ 1,178	$ (40)	$ (66)	$ (1,204)

Comments to Results of Operations - Comparison of Nine Months Ended September 30, 2017 to Nine Months Ended September 30, 2016

  Net sales for the first nine months of 2017 decreased by $173 million compared to the first nine months of 2016. The sales decline was attributable to both a decrease in total sales volume and a decrease in pricing due to the general softening of demand for coated papers and our capacity reductions at our Androscoggin Mill, partially offset by improvement in product mix.
  Gross margin, excluding depreciation, amortization, and depletion expenses, decreased from 9.4% of net sales in the first nine months of 2016 to 7.6% in the first nine months of 2017. Gross margin in the first nine months of 2016 was negatively impacted by work-in-process and inventory fair value adjustments associated with fresh-start accounting of $41 million. Gross margin in the first nine months of 2017 was negatively impacted by lower sales volume, lower sales prices, inflation in chemicals and energy costs and inventory reduction initiatives, partially offset by lower wood costs and reductions in manufacturing overhead costs.
  Depreciation, amortization and depletion for the first nine months of 2017 was lower than the first nine months of 2016, which was attributable to the capacity reductions at our Androscoggin Mill, the closure of the Wickliffe Mill and the reduction in the carrying value of our property, plant and equipment as a result of the adoption of fresh-start accounting, partially offset by accelerated depreciation in the first quarter of 2017 in connection with the temporary idling of the No. 3 paper machine at our Androscoggin Mill.
  SG&A expense reduction was attributable to cost reduction initiatives implemented by management across the Company, reduced pre- and post-reorganization costs as well as a reclassification of 2017 SG&A to cost of products sold, attributable to a change in accounting policy adopted in connection with fresh-start accounting.
  Restructuring charges for the first nine months of 2017 are primarily associated with the closure and relocation of the Memphis office headquarters and closure of the Wickliffe Mill. Restructuring for the first nine months of 2016 consisted primarily of non-cash fixed asset write-down charges from the closure of our Wickliffe Mill.
  Other operating income for the first nine months of 2016 was $55 million, primarily attributable to the sale of hydroelectric facilities in January 2016.
  Reorganization items, net for the Predecessor period from January 1, 2016 to July 14, 2016 was a net gain of $1,338 million, primarily attributable to adjustments to reflect the non-cash gain associated with the elimination of debt, offset by the non-cash impact of fresh-start accounting and professional fees directly associated with our Chapter 11 cases.

Guidance

The Company is providing the following guidance:

  2017 Fourth Quarter
    Sales of $635-645 million
    Capital expenditures of $15-18 million

Presentation of Predecessor and Successor Financial Results
Verso Corporation (the "Company") adopted fresh-start reporting as of July 15, 2016 (the "Effective Date"), the effective date of its First Modified Third Amended Joint Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code dated June 20, 2016, and the date that Verso emerged from its Chapter 11 cases. As a result of the application of fresh-start reporting, the Company's financial statements for periods prior to the Effective Date are not comparable to those for periods subsequent to the Effective Date. References to "Successor" refer to the Company on or after the Effective Date. References to "Predecessor" refer to the Company prior to the Effective Date. Operating results for the Successor and Predecessor periods are not necessarily indicative of the results to be expected for a full fiscal year. References such as the "Company," "we," "our" and "us" refer to Verso Corporation and its consolidated subsidiaries, whether Predecessor and/or Successor, as appropriate.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
EBITDA consists of earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that Adjusted EBITDA is a non-GAAP operating performance measure commonly used in our industry that provides investors and analysts with a measure of ongoing operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with GAAP.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the presented periods:

	Predecessor		Successor
	July 1, 2016	January 1, 2016	July 15, 2016	Three Months	Nine Months
	Through	Through	Through	Ended	Ended
	July 14,	July 14,	September 30,	September 30,	September 30,
(Dollars in millions)	2016	2016	2016	2017	2017
Net income (loss)	$ 1,299	$ 1,178	$ (40)	$ 4	$ (66)
Income tax expense	-	-	-	-	-
Interest expense, net	2	39	8	10	29
Depreciation, amortization and depletion	7	100	24	27	87
EBITDA	$ 1,308	$ 1,317	$ (8)	$ 41	$ 50
Adjustments to EBITDA:
Reorganization items, net (1)	(1,302)	(1,338)	-	-	-
Restructuring charges (2)	-	151	2	4	8
Fresh-start accounting adjustments (3)	3	3	44	-	-
(Gain) loss on disposal of assets (4)	-	(57)	-	-	1
Pre- and post-reorganization costs (5)	-	6	2	1	1
Other severance costs (6)	-	2	1	-	5
Other items, net (7)	-	11	-	1	4
Adjusted EBITDA	$ 9	$ 95	$ 41	$ 47	$ 69

(1)	Net gains associated with the Chapter 11 Cases.
(2)

For 2017, charges are primarily associated with the announced closure and relocation of the Memphis office headquarters and closure of the Wickliffe Mill. For 2016, charges are primarily associated with the closure of the Wickliffe Mill, of which $137 million is non-cash.

(3)	Non-cash charges related to the one-time impacts of adopting fresh-start accounting.
(4)	Realized gain on the sale of assets was primarily attributable to the sale of hydroelectric facilities in January 2016.
(5)	Costs incurred in connection with advisory and legal services related to planning for and emerging from the Chapter 11 Cases.
(6)	Severance and related benefit costs not associated with restructuring activities.
(7)

For 2017, costs incurred in connection with the re-engineering of information systems, non-cash equity award expense, costs associated with the temporary idling of the No. 3 paper machine at the Androscoggin Mill, and miscellaneous other non-recurring adjustments. For 2016, costs associated with the indefinite idling of the Wickliffe Mill, non-cash equity award expense, unrealized losses (gains) on energy-related derivative contracts, and miscellaneous other non-recurring adjustments.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include, but are not limited to, our guidance for the fourth quarter of 2017 and the full year of 2017. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2016 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call

Verso will host a conference call on Tuesday, November 14, 2017 at 10 a.m. (EST) to discuss third quarter 2017 financial results. Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 5304690 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The news release and third quarter 2017 results will be available on Verso's website at http://investor.versoco.com by navigating to the Financial Information page.

Analysts and investors may also access the live conference call and webcast by clicking on the event link https://www.webcaster4.com/Webcast/Page/1524/23385 or by visiting Verso's website at http://investor.versoco.com and navigating to the Events page. Please go to this link at least one hour before the call and follow the instructions to register, download and install any necessary audio/video software.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10114207. The replay will be available starting at 12 p.m. (EST) Tuesday, November 14, 2017, and will remain available until December 14, 2017. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 12 p.m. (EST) Tuesday, November 14, 2017, and will remain available for 120 days.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; Media contact: Kathi Rowzie, Vice President, Communications and Public Affairs, 937-528-3700, kathi.rowzie@versoco.com